EXHIBIT B - MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

Sentinel World Fund of
Sentinel Group Funds, Inc. - Shareholder Meeting
July 9, 1996

Total shares outstanding:    4,152,793.223
Total votes present:         2,321,850.447        55.9% of outstanding

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1.  New sub-investment advisory agreement

                                                        % of
                                                     outstanding
For                           2,224,524.782              53.6%
Against                          30,528.562               0.7%
Abstain                          66,797.103               1.6%
Total                         2,321,850.447

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